Exhibit 2.2

Operating Agreement

of

Central Park Fund 1, LLC

a Wyoming limited liability company

THE INTERESTS REPRESENTED BY THIS OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, NOR QUALIFIED UNDER APPLICABLE SECURITIES LAWS IN RELIANCE ON EXCEPTIONS THEREFROM. THESE INTERESTS ARE BEING ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH INTERESTS UNDER THE SECURITIES ACT OF 1933, APPLICABLE REGULATIONS PROMULGATED PURSUANT THERETO, AND COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS AND REGULATIONS UNLESS EXEMPT THEREFROM.

Operating Agreement of

Central Park Fund 1, LLC
Table of Contents

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Operating Agreement

of

Central Park Fund 1, LLC

a Wyoming limited liability company

THIS OPERATING AGREEMENT (the “Agreement”), effective October 20, 2023 (the “Effective Date”), is made and entered into by and among Central Park Fund 1, LLC (the “Company”), and those Persons who are accepted by the manager of the Company (the “Manager”), and who by their signatures hereto hereby represent and agree to all of the terms and conditions set forth herein (each an “Member,” and collectively, the “Members”). This Agreement sets forth the rights, duties, obligations, and responsibilities of the Members and the Manager with respect to the Company. The Members and the Manager hereby agree as follows:

Article 1. Formation of the Company

Section 1.1 Limited Liability Company

Central Park Fund 1, LLC was formed as a Wyoming limited liability company (the “Company”) by executing and delivering the Articles of Organization according to the Wyoming Limited Liability Company Act (the “Act”), and the rights and liabilities of the Members shall be as provided in the Act except as may be modified in this Agreement.

Section 1.2 Name of the Company

The name of the Company is Central Park Fund 1, LLC. The Manager, in its sole discretion, may operate the Company under different names.

Section 1.3 Purpose and Scope of the Company

The purpose of the Company is to engage in any lawful activity for which a Limited Liability Company may be organized in Wyoming.

Section 1.4 Principal Office of the Company and Location of Records

The street address of the principal office in the United States where the records of the Company are to be maintained is:

559 Deseret Dr Unit 201,
Kaysville, UT 84037

or such other place or places as the Manager may determine. The records maintained by the Company are to include all the records that the Company is required by law to maintain. The Company shall likewise maintain a records office in any jurisdiction that requires a records office, and the Company shall maintain at each such records office all records that the jurisdiction of its location shall require.

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Section 1.5 Registered Agent and Registered Office

The name of the initial registered agent and initial registered office of the Company shall be as listed in its Articles of Organization.

Section 1.6 Purpose of Transfer Restrictions

Any unauthorized Transfer of a Member’s Membership Interest could create a substantial hardship to the Company, jeopardize its capital base, and adversely affect its tax structure. There are, therefore, certain restrictions, as expressed in this Agreement, that attach to and affect both ownership of the Units and the Transfer of those Membership Interests. Those restrictions upon ownership and Transfer are not intended as a penalty, but as a method to protect and preserve existing relationships based upon trust and to protect the Company’s capital and its financial ability to continue to operate.

Section 1.7 Term of the Company

The term of the Company shall commence on the Formation Date and shall last in perpetuity or exist until such time as the winding up and liquidation of the Company and its business is completed, following a liquidating event, as provided herein.

Section 1.8 Tax Classification as a Partnership

The Manager shall take any and all steps reasonably necessary to classify the Company as a partnership for tax purposes under the Internal Revenue Code and Regulations, in particular Internal Revenue Code § 7701 et. seq., and the “Check the Box” regulations effective January 1, 1997, as amended from time to time. In this regard, the Manager shall, if appropriate, file IRS Form 8832, Choice of Entity, as well as any forms necessary or appropriate to classify the Company as a partnership under the laws of any jurisdiction in which the Company transacts business. Any such action shall not require the vote or consent of the Members. Notwithstanding any of the foregoing, the Partnership Representative may not take any action contemplated by § 6221 through § 6241 of the Internal Revenue Code without the approval of the Manager.

The Manager shall have the sole discretion to file, execute, and otherwise cause the completion of any and all instruments necessary to appoint or replace the partnership representative (“Partnership Representative”) pursuant to Internal Revenue Code § 6223 as amended by the Bipartisan Budget Act of 2015.

The Company shall bear the legal and accounting costs associated with any contested or uncontested proceeding by the Internal Revenue Service (the “IRS”) with respect to the Company’s tax returns.

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Article 2. Definitions

Section 2.1 Defined Terms

For purposes of this Agreement, the following words and phrases shall be defined as follows:

a. Additional Capital Contribution. Additional Capital Contribution means the total cash and other consideration contributed to the Company by each Member other than the initial Capital Contribution.

b. Additional Member(s). Additional Member(s) means a Member admitted to the Company in accordance with Article 11 hereof, after the date of this Agreement.

c. Affiliate(s). Affiliate(s) of a Member or Manager shall mean any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with a Member or Manager, as applicable. The term “control,” as used in the immediately preceding sentence, shall mean with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than fifty percent (>50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

d. Agreement. Agreement means this Operating Agreement as originally executed and as amended from time to time.

e. Assignee. Assignee means the recipient of one or more Units pursuant to a Transfer and with the rights set forth in Section 11.2.

f. Cash Available for Redemptions. Cash Available for Withdrawals has the meaning ascribed in Section 7.5, and may be designated by the Manager from Capital Contributions or from any amount of what would otherwise be Distributable Cash, as explained in Section 7.4.

g. Cash Available for Withdrawals. Cash Available for Withdrawals has the meaning ascribed in Section 7.4, and may be designated by the Manager from Capital Contributions or from any amount of what would otherwise be Distributable Cash, as allowed by Section 7.4.

h. Capital Account. Capital Account shall mean the account established and maintained for each Member as provided in Article 4 and as provided in Regulation § 1.704-1(b)(2)(iv), as amended from time to time.

i. Capital Contribution. Capital Contribution means the total cash and other consideration contributed and agreed to be contributed to the Company by each Member. Any reference in this Agreement to the Capital Contribution of a current Member shall include any Capital Contribution previously made by any prior Member with respect to that Member’s Membership Interest.

j. Capital Transaction. Capital Transaction shall mean the sale or refinancing of Company Assets or repayment of principal for Company Assets that are loans.

k. Company. Company has the meaning ascribed in Section 1.1.

l. Company Assets. Company Assets means all property, real or personal, tangible or intangible assets owned by the Company and any, otherwise acquired by the Company.

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m. Distributable Cash. Distributable Cash means all distributable cash from operations and Capital Transactions, less the following items: (i) payment of all fees, costs, indebtedness, and expenses of the Company, including payment of debt and loans to Members and reimbursements to the Manager and its Affiliates, (ii) any required tax withholdings, and (iii) reserves for future expenses related to the Company’s operations, as established in the reasonable discretion of the Manager.

n. Dispute. Dispute shall have the meaning as described in Section 10.1.

o. Effective Date. Effective Date shall mean October 20, 2023.

p. Exchange Act. Exchange Act means the Securities Exchange Act of 1934, as amended from time to time.

q. Fair Market Value. With regards to a Membership Interest, the Fair Market Value shall be the amount that would be distributable to the Member holding such interest in the event that the assets of the Company were sold for cash and the proceeds, net of liabilities, were distributed to the holders of all Membership Interests pursuant to this Agreement. In the event that the Fair Market Value of a Membership Interest is to be determined under this Agreement, the Manager shall select a qualified independent appraiser to make such determination and shall make the books and records available to the appraiser for such purpose.

r. Formation Date. Formation Date shall mean the date of filing of the Articles of Organization of the Company.

s. Good Cause. Good cause shall have the meaning as described in Section 6.5.

t. Gross Asset Value. Gross Asset Value means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

i. The Gross Asset Values of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Internal Revenue Code § 734(b) or Internal Revenue Code § 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations § 1.704-1(b)(2)(iv)(m) and this Agreement; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Paragraph to the extent the Manager determines that an adjustment is unnecessary or inappropriate in connection with a transaction that would otherwise result in an adjustment. If the Gross Asset Value of an asset has been determined or adjusted pursuant to this Agreement, such Gross Asset Value shall thereafter be adjusted by the depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

u. Gross Receipts. Gross Receipts means gross income derived from all sources, which for real property assets includes, but is not limited to, (i) receipts from the rental of the property; (ii) receipts from rental escalations, late charges and/or cancellation fees (iii) receipts from tenants for reimbursable operating expenses; (iv) receipts from concessions granted or goods or services provided in connection with the property or to the tenants or prospective tenants; (v) other miscellaneous operating receipts; and (vi) proceeds from rent or business interruption insurance, excluding (A) tenants’ security or damage deposits until the same are forfeited by the person making such deposits; (B) property damage insurance proceeds; and (C) any award or payment made by any governmental authority in connection with the exercise of any right of eminent domain.

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v. Immediate Family. Immediate Family means any Member’s spouse (other than a spouse who is legally separated from the Person under a decree of divorce or separate maintenance), parents, parents-in-law, descendants (including descendants by adoption), brothers, sisters, brothers-in-law, sisters-in-law, children-in-law, and grandchildren-in-law.

w. Indemnified Party. Indemnified Party shall have the meaning as described in Section 13.1.

x. Internal Revenue Code. References to the Internal Revenue Code or to its provisions are to the Internal Revenue Code of 1986, as amended from time to time, and the corresponding Regulations, if any. References to the Regulations are to the Regulations under the Internal Revenue Code in effect from time to time. If a particular provision of the Internal Revenue Code is renumbered, or the Internal Revenue Code is superseded by a subsequent federal tax law, any reference is deemed to be made to the renumbered provision or to the corresponding provision of the subsequent law, unless to do so would clearly be contrary to the Company’s intent as expressed in this Agreement. The same rule shall apply to references to the Regulations.

y. IRS. IRS means the Internal Revenue Service.

z. Liabilities. Liabilities shall have the meaning as described in Section 13.1.

aa. Manager(s). Manager(s) means a Person that manages the business and affairs of the Company, as provided herein. The initial Manager of the Company shall be Times Square, LLC.

bb. Market Rate. Market Rate means the approximate cost of an asset, good, or service under present circumstances if such cost were negotiated at arms’ length, as estimated by the Manager in good faith, based on reasonable assumptions.

cc. Member(s). Member(s) means a Person who acquires a Membership Interest, as permitted under this Agreement.

dd. Membership Interest(s). Membership Interest(s) refers to a Member’s right to vote on Company matters, receive information concerning the business and affairs of the Company, and to receive distributions pursuant to this Agreement.

ee. Notice. Notice shall have the meaning as described in Section 14.6(c).

ff. Partnership Representative. Partnership Representative shall have the meaning as described in Section 1.8.

gg. Person(s). Person(s) shall mean an individual, partnership, joint venture, corporation, limited liability company, trust or unincorporated organization, a government or any department, agency, or political subdivision thereof, or any other entity.

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hh. Profits and Losses. Profits and Losses mean, for each fiscal year, an amount equal to the Company’s taxable income or loss for such year, respectively, determined in accordance with Internal Revenue Code § 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Internal Revenue Code § 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

i. Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses shall be added to such taxable income or loss;

ii. Any expenditures of the Company described in Internal Revenue Code § 705(a)(2)(B) or treated as Internal Revenue Code § 705(a)(2)(B) expenditures pursuant to Regulations § 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses shall be subtracted from such taxable income or loss;

iii. In the event the Gross Asset Value of any Profit is adjusted pursuant to this Agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses;

iv. Gain or loss resulting from any disposition of Company Assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; and

v. Notwithstanding any other provision of this Agreement, any items which are specifically allocated pursuant to this Agreement shall not be taken into account in computing Profits and Losses.

ii. Regulations. Regulations mean the Treasury Regulations of the United States.

jj. Required Interest. Required Interest means the vote or consent of greater than fifty percent (>50%) of the Class B Units, Class A Units or Managers, as applicable.

kk. Reviewed Year. Reviewed Year refers to the taxable year to which an item being adjusted, or that requires adjustment, relates.

ll. Securities Act. Securities Act means the Securities Act of 1933, as amended from time to time.

mm. Transfer. Transfer means, as a noun, any voluntary or involuntary transfer, sale, pledge, assignment, hypothecation, or other disposition, and, as a verb, to transfer, sell, pledge, hypothecate, assign or otherwise dispose of voluntarily or involuntarily.

nn. Unit(s). Unit(s) means a unit of membership in the Company that is purchased by investors or otherwise issued to Persons, as decided in the sole discretion of the Manager and subject to this Agreement.

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oo. Unreturned Capital Contribution. Unreturned Capital Contributions means, regarding a Member, all capital contributed by such Member less any amounts returned to such Members.

Article 3. Capitalization of the Company

Section 3.1 Source of Funding

The Company will be funded by the sale of Units and one or more loans, as determined in the Manager’s sole discretion. The Manager may issue Units as described in this Agreement.

The Company may use debt and/or other alternative financing to fund its capital needs, as determined in the Manager’s sole discretion. In the event the Manager is able to obtain additional debt or alternative financing, or the Company’s capital needs are reduced, the number of Units to be issued by the Company may be reduced as determined by the Manager in its sole discretion.

Section 3.2 Issuance of Units

Members’ Units shall be issued in consideration for their Capital Contributions and other good and valuable consideration as decided by the Manager in its sole discretion. Un-issued Units may not be voted for any action and shall not be allocated any Distributable Cash, Profits, or Losses. Fractional Units may be issued. Units may be divided between Class A and Class B Units as follows:

a. Class A Units. Class A Units may be issued to Persons purchasing Units as determined by the Manager. The Manager may issue an unlimited number of Class A Units. Class A Units shall be limited-voting except for removal of a Manger pursuant to Section 6.5. In order to purchase Class Units, investors will be required to execute a subscription agreement and/or other form of adherence in such form as approved by the Manager.

b. Class B Units. Class B Units are reserved for the Manager, its Affiliates, business partners, services providers, and other Persons in the sole discretion of the Manager. The Company shall be authorized to issue 100 Class B Units. Other than Removal of the Manager, Class B Units shall be the only Units entitled to vote on matters subject to Member vote.

c. The Manager may amend this Section at any time to provide for the issuance and creation of additional classes of Units without the vote or consent of the Members provided, however, that such amendment will not subject any Member to any material, adverse economic consequences. Issued Units shall be set forth in the Company’s books and records, and the Manager shall keep a Member ledger and update periodically to reflect the admission or withdrawal of Members.

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Section 3.3 Capital Contribution

A Member’s or prospective member’s promise to make a Capital Contribution to the Company is enforceable if in writing and signed by the Person making the promise and shall be enforceable against the Member’s heirs, legal representatives, or successors without regard to death, disability, or other changed circumstances of the Member. A prospective member whose subscription documents have been accepted and approved by the Manager shall not be deemed admitted as a Member unless/until such investor’s Capital Contribution is received by the Company. The Manager shall have sole discretion to determine the Capital Contributions to be made in consideration of the Company’s issuance of Units.

Section 3.4 Additional Capital Contributions

Additional Capital Contributions of the Members will not be required.

Section 3.5 Capital Accounts

A separate Capital Account shall be maintained for each Member in accordance with the applicable provisions of the Regulations.

Each Member’s Capital Account shall be credited with such Member’s Capital Contributions, such Member’s share of Profits allocated to such Member in accordance with the provisions of this Agreement, any items in the nature of income or gain that are specifically allocated, and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company Assets distributed to such Member.

Each Member’s Capital Account shall be debited by the amount of cash distributed to such Member in accordance with this Agreement, the value of the Member’s allocated share of Losses, the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company, and any items in the nature of deductions or depreciation that are specifically allocated.

The Manager shall maintain a correct record of all the Members and their Units, together with amended and revised schedules of ownership caused by changes in the Members and changes in Units.

Section 3.6 Loans

Subject to the terms of any existing loan secured by the assets of the Company, from time to time (but only to the extent required by the Company’s business and not otherwise funded by other sources), any Member, with the prior approval of the Manager, by itself or in combination with other Members, may make optional loans to the Company or advance money on its behalf to cover operating deficits or capital needs of the Company. Subject to any state or federal usury limitation or other applicable law or regulation, such loans will have Market Rate terms which the Manager believes to be no less favorable to the Company than currently available from third parties (taking into account the current financial condition of the Company), as agreed by the Manager and lending Member(s), and shall be payable in accordance with terms agreeable to the lending Members and Manager. Subject to all other outstanding debts of the Company that are encumbered by Company Assets, and subject to applicable restrictions under any existing loan agreements, any such loans may be secured by applicable Company Assets. Payments on any such loans made by the Company shall be first applied to any interest due on any loan with the balance to be credited against the outstanding principal balance of the loan. Loans by any Member to the Company shall not be considered contributions of capital to the Company, shall not increase the Capital Account of the lending Member, and repayment of such loans shall not be deemed a return of capital to the lending Member.

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Article 4. Distributions and Allocations

Section 4.1 Timing of Distributions

Prior to the Company’s liquidation, the Company will distribute Distributable Cash quarterly, subject to availability of Distributable Cash. No distributions shall be required for the first six (6) months after the Company deploys capital to purchase its first investment.

Starting in 2025 or 2026, and approximately every year thereafter, the Company will allow Class A Members to elect to have their Units redeemed. To facilitate these Redemptions, the Manager may designate any cash held by the Company as Cash Available for Redemptions, such that it will be distributed as provided in Section 7.5 of the Operating Agreement rather than as provided below.

Section 4.2 Cash Distributions

The Manager may designate what would otherwise be Distributable Cash generated from operations or Capital Transactions as Cash Available for Withdrawals or Cash Available for Redemptions and use that cash to pay out Withdrawal Requests as described in Section 7.4 or Redemption Requests as escribed in Section 7.5. Distributable Cash from operations and Capital Transactions which is not so designated shall be distributed as follows:

a. First, the Members shall receive a cumulative, non-compounding preferred return of five percent (5%) per annum, calculated on their Unreturned Capital Contributions.

b. Second, the remaining Distributable Cash will be distributed to the Members as follows:

i.	Eighty percent (80%) shall be distributed to the Class A Members, which shall be allocated between them in proportion to their respective Class A Units divided by all Class A Units.

ii.	Twenty percent (20%) shall be distributed to the Class B Members, which shall be allocated between them in proportion to their respective Class B Units divided by all Class B Units.

c. When any distribution is declared it will be paid to the owner of each Unit as follows:

i.	The right of each Unit to receive a share of any given distribution shall accrue on a daily basis starting on the later of (1) the day the previous distribution was declared or (2) the day each Unit was issued. Distributions allocated to a given Class shall be divided among the currently issued Units of that Class pro-rata, in accordance with the number of days accrued for each Unit.

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ii.	Each distribution will be paid by the Company to the Person who the Company’s records show to be the Member or Assignee associated with each particular Unit as of the date a distribution is declared.

iii.	If a distribution is declared within sixty (60) days from the date the Member is accepted as Member, such Member’s distribution may held by the Company until the next distribution is declared after such period, at the sole discretion of the Manager.

d. Notwithstanding the foregoing or anything to the contrary contained herein or elsewhere, the Manager may reinvest Capital Transaction proceeds rather than distributing them to Members, in its sole and absolute discretion.

Section 4.3 Allocation of Profits and Losses

After giving effect to the special allocations described in Section 4.4, and after making all the other adjustments to the Members’ Capital Accounts called for by this Agreement, the Company shall allocate all Profits, Losses, and similar tax items as follows:

a. Except as otherwise provided in this Agreement, Profit and Net Loss (including individual items of profit, income, gain, loss, credit, deduction and expense) of the Company shall be allocated among the Members in a manner such that the Capital Account balance of each such Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to the distributions that would be made to such Member pursuant to Section 12.4 if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Fair Market Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Fair Market Value of the assets securing such liability), and the net assets of the Company were distributed in accordance with Section 12.4 to the Members immediately after making such allocation, adjusted for applicable special allocations, computed immediately prior to the hypothetical sale of assets.

b. Allocation of Profits and Losses may be modified by subsequent agreement to conform to adjustments made to the Membership Interests because of loans to the Company converted to contributions to capital, any non-uniform distributions of cash, and any liquidating distributions. Further, if, in the opinion of counsel to the Company, there is a change in the Federal income tax law (including the Code as well as the Treasury Regulations, rulings, and administrative practices thereunder) which makes modifying the allocation provisions of this Article IV necessary or prudent to preserve the underlying economic objectives of the Members as reflected in this Agreement, the Manager shall make the modification necessary to achieve such purpose.

Section 4.4 Special Allocations

a. Qualified Income Offset. If a Member, or applicable Assignee, unexpectedly receives any adjustments, allocations, or distributions described in Regulations §§ 1.704-1(b)(2)(ii)(d)(4)-(d)(6), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to each such Person in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Capital Account of such Person as quickly as possible, provided that an allocation pursuant to this Section shall be made only if and to the extent that such Person would have a negative Capital Account after all other allocations provided for in this Article 4 have been tentatively made as if this Section were not in the Agreement.

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b. Section 704(c) Allocations. In accordance with Internal Revenue Code § 704(c) and the applicable Regulations issued pursuant to Internal Revenue Code § 704(c), income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members, or applicable Assignees, so as to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and initial Gross Asset Value of such property. In the event the Gross Asset Value of any Company Asset is adjusted pursuant to this Agreement, subsequent allocations of income, gain, loss, and deduction with respect to such property shall take into account any variation between the adjusted basis of such property for federal income tax purposes and Gross Asset Value of such property in the same manner as under Internal Revenue Code § 704(c) and the Regulations. Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose of this Agreement. Allocations made pursuant to this Section are solely for purposes of federal, state, and local taxes and shall not affect or in any way be taken into account in computing any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

c. Minimum Gain Chargeback. Notwithstanding anything to the contrary in this Agreement, Profits and Losses shall be allocated as though this Agreement contained (and therefore is hereby incorporated herein by reference) minimum gain chargeback and partner minimum gain chargeback provisions, which comply with the requirements of Regulations § 1.704-2. For purposes of applying the minimum gain chargeback, non-recourse deductions for any taxable year shall be specially allocated among the Members, or applicable Assignees, in the same proportions that Losses for any such year would be allocated under Section 4.3.

d. Allocations in Event of Re-characterization. If transactions between the Company and Members, or applicable Assignees, are re-characterized, imputed, or otherwise treated in a manner the effect of which is to increase or decrease the Profits or Losses of the Company, and correspondingly decrease or increase the taxable income, deduction, or loss of one or more Members or applicable Assignees, the allocations set forth in this Article shall be adjusted to eliminate, to the greatest extent possible, the consequences of such re-characterization or imputation.

e. Other Allocations. The Manager shall make such other special allocations as are required in order to comply with any mandatory provision of the Regulations or to reflect a Member’s or applicable Assignee’s economic interest in the Company, determined with reference to such Person’s right to receive distributions from the Company.

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Section 4.5 Imputed Underpayments

a. Modifications of Imputed Underpayments. Other than as is otherwise expressly stated in this Agreement, the Manager may make any request for modifications of an “imputed underpayment” to the IRS, or cause the Partnership Representative or other Person to make any such request for any such modification, under the Internal Revenue Code as the Manager deems to be in the best interests of the Company, even if such an election has a negative effect on the Capital Account of one or more current or former Members.

b. Election in the Event of an Imputed Underpayment. In the event that the IRS determines that there is one or more “imputed underpayments” for any taxable year, then the Partnership Representative is hereby expressly authorized and directed to make an election under § 6226 under the Internal Revenue Code as set forth in the rules released on January 2, 2018, or their successors or replacements, without the vote or consent of the Members, within forty-five (45) days of the date the respective final partnership adjustment is mailed to the Company. In the event that the Partnership Representative chooses to make such an election, each Member’s share of the adjustment shall be calculated as follows:

i. For an adjustment that involves the allocation of an item to a specific Member or former Member or in a specific manner, including a reallocation of an item, each Member’s or former Member’s share of the adjustment, and any amounts attributable to such adjustment, shall be the total amount of the item that should have been allocated in the Reviewed Year; and

ii. For all other adjustments, the total adjustment, and any amounts attributable to such adjustment, shall be allocated as such items should have been allocated as described in (i), and any other applicable provisions of this Agreement, in the Reviewed Year.

Article 5. Management of the Company

Section 5.1 General Authority of the Manager

Subject to the specific rights given the Members in this Agreement, all decisions respecting any matter affecting or arising out of the conduct of the business of the Company shall be made by the Manager, who shall have the exclusive right and full authority to manage, conduct, and operate the Company’s business.

The Manager shall direct, manage, and control the Company using its business judgment and shall have full and complete authority, power, and discretion to make any and all decisions and to do any and all things that such Manager may deem to be reasonably required to accomplish the purpose of the Company. However, the Manager shall not have the authority to take any action requiring the approval of the Members as set forth in Section 7.8.

The Manager shall manage and administer the Company according to this Agreement and shall perform all duties prescribed for a manager by the Act.

Section 5.2 Actions of the Manager

Unless otherwise set forth in this Agreement, if there is more than one Manager, any Manager may act independently on behalf of the Company, or with regard to the administration of the Company, without the joinder of any other Manager, and any authority granted to the Manager under this Agreement or by the Act may be duly exercised by any single Manager.

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Section 5.3 Authority to Make or Terminate Tax Elections

The Manager may, but shall not be required to, cause the Company to make or terminate any elections applicable to the Company for federal and state income tax purposes, as the Manager deems to be in the best interests of the Members and the Company, without prior Notice to any Member. Such elections shall include, but are not limited to, an optional adjustment to basis election under § 754 of the Internal Revenue Code relating to distributions of Company Assets in a manner provided for in § 734 of the Internal Revenue Code and, in the case of a Transfer of a Unit, in a manner provided for in § 743 of the Internal Revenue Code.

Upon the addition of any new Manager, or a change in the ownership of or Persons having management authority over an existing Manager, exercising the § 754 election under the Internal Revenue Code shall require the unanimous consent of all the Members entitled to vote.

Section 5.4 Authorization to Execute Certain Instruments

With respect to all of their obligations, powers, and responsibilities under this Agreement, the Manager is authorized to execute and deliver, for and on behalf of the Company, such notes and other evidence of indebtedness, contracts, agreements, assignments, deeds, leases, loan agreements, mortgages, and other security instruments and agreements in such form, and on such terms and conditions, as the Manager in its sole discretion deems proper.

Section 5.5 Delegation to Proxy Managers

The Manager may delegate to any Affiliate or proxy the power to exercise any or all powers granted the Manager, as provided in this Agreement, except those which are managerial or executive in nature, if allowed by law. The delegation of any such power, as well as the revocation of any such delegation, shall be evidenced by an instrument in writing executed by the delegating Manager.

Section 5.6 Officers

The Manager is authorized to appoint one or more officers from time to time. The officers shall hold office until their successors are chosen and qualified. Subject to any employment agreement entered into between the officer and the Company, an officer shall serve at the pleasure of the Manager.

Section 5.7 Specific Powers of the Manager

Without limiting the authority set forth in Section 5.1, the Manager shall have power and authority on behalf of the Company to:

a. Issue Units and determine consideration for Units in accordance with this Agreement;

b. Purchase Company Assets and sell Company Assets or any portion thereof in the name of the Company, including purchasing Company Assets from and selling Company Assets to affiliates of the Manager, so long as such purchases and sales are valued at Market Rate;

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c. Borrow money on behalf of the Company from banks, investors, Members, other lenders, or Affiliates thereof on such terms as the Manager may deem appropriate, and to hypothecate, encumber, and grant security interests in Company Assets for the sole purpose of securing repayment of such borrowed sums. No debt or other obligation shall be contracted, or liability incurred, by or on behalf of the Company except by the Manager, and in no event shall any debt call for the individual guarantee of any Member unless otherwise agreed upon in writing by such Member;

d. Execute on behalf of the Company all instruments and documents, including, without limitation: checks; drafts; loan agreements, notes, and other negotiable instruments; guarantee agreements; mortgages or deeds of trust; security agreements; financing statements; joint-ownership agreements, if any, relating to the management of the Company Assets; documents providing for the acquisition, financing, refinancing, or disposition of Company Assets; assignments; bills of sale; leases; and any other instruments or documents necessary, in the opinion of the Manager, to the business of the Company, including the Company Assets;

e. Amend this Agreement pursuant to Section 14.3.

f. Purchase liability and other insurance to protect the Company Assets;

g. Open financial accounts in the name of the Company;

h. Disburse Distributable Cash, invest Capital Contributions, and pay fees and expenses as set forth in this Agreement;

i. Employ, contract with, and/or dismiss agents, employees, contractors, brokers, accountants, legal counsel, managing agents, or other Persons to perform services for the Company and to compensate such Persons from Company funds;

j. Institute, prosecute, defend, settle, compromise, and dismiss actions or proceedings brought by, on behalf of, or against the Company; and

k. Do and perform all other acts as may be necessary or appropriate to conduct the Company’s business.

Article 6. The Manager

Section 6.1 The Manager

The Manager shall manage and administer Company Assets and perform all other duties prescribed for a manager by the Act. The Company must have at all times at least one Manager. No other Person shall have any right or authority to act for or bind the Company except as permitted in this Agreement or as required by law. The Manager shall have no personal liability for the obligations of the Company. The initial Manager of the Company shall be Times Square, LLC.

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Section 6.2 Extent and Scope of Services

During the existence of the Company, the Manager shall devote such time and effort to the Company’s business as the Manager, in its sole discretion, determines to be necessary to promote adequately the interest of the Company and the mutual interest of the Members.

It is specifically understood and agreed that the Manager and its Affiliates shall not be required to devote full time to the Company’s business.

The Manager and any of the Manager’s Affiliates may engage in and possess interests in other business ventures of any and every type or description, independently or with others. Neither the Company nor any Member shall have any right, title, or interest in or to such independent ventures of the Manager. The Manager and the Manager’s Affiliates may compete with the Company through any such independent venture, without liability to the Company for so doing.

Notwithstanding any fiduciary duty owed by the Manager to the Company or the Members, the Manager under no obligation to present any investment opportunity to the Company, even if such opportunity is of a character that, if presented to the Company, could be taken by the Company for its own account.

Section 6.3 Employment of Professionals

The Company may employ such brokers, agents, accountants, attorneys, and other advisors as the Manager may determine to be appropriate for the Company’s business. The Company may employ Affiliated or unaffiliated service providers as necessary or convenient to facilitate the operations of the Company. Alternatively, the Manager may elect to provide such services to the Company using its own in-house personnel. Any such services provided by the Manager or its Affiliates will be compensated for at Market Rates. The validity of any transaction, agreement, or payment involving the Company and the Manager or an Affiliate or principal of the Manager which is otherwise permitted by the terms of this Agreement shall not be affected by the relationship between the Company and the Manager or an Affiliate or principal of the Manager.

Section 6.4 Voluntary Withdrawal of a Manager

A Manager of the Company may resign at any time by giving written Notice to all of the Members of the Company; however, this may require approval of a lender if the loan was conditioned on the qualifications of said Manager. The resignation of a Manager shall take effect ninety (90) days after receipt of Notice thereof or at such other time as shall be specified in such Notice or otherwise agreed between the Manager and Members. The acceptance of such resignation shall not be necessary to make it effective.

Section 6.5 Removal of a Manager

A Manager may be removed only for Good Cause by Members holding seventy-five percent (75%) of the issued and outstanding Units (excluding those Units held by the Manager to be removed and its Affiliates). For purposes of the foregoing, “Good Cause” means that the Manager conducted itself on behalf of the Company in a manner that (i) constitutes gross negligence or willful misconduct, and (ii) has a material, adverse effect on the Company. In the event the Members vote to remove a Manager for Good Cause, the Manager shall have the right to submit the question of whether sufficient grounds for removal exist to binding arbitration to be conducted as further described in the Agreement and such removal shall not be effective until the arbiter in such proceeding finds that Good Cause did exist.

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If a Manager is removed for Good Cause, it shall not affect its or its Affiliates’ Unit ownership or right to receive distributions. No Member, including the Manager, if applicable, will have any special right to withdraw upon a removal of a Manager.

In the event that a Manager or its principal is guarantying any loan on behalf of the Company, applicable lenders’ consent and the Company’s indemnification of the Manager shall be required prior to any act to remove the Manager.

Section 6.6 Effect of Resignation or Removal on Manager Compensation

The amount of compensation a Manager of the Company has accrued pursuant to Section 6.8 below will be unaffected by a Manager’s removal or resignation. All compensation which accrues after a Manager’s removal or resignation will be reallocated between the remaining and/or replacement Manager(s).

Section 6.7 Additional Managers

At any time, the Manager, in its sole discretion, may designate any Person (regardless of whether a Member) a Manager. If all of the Managers withdraw, are removed, or otherwise cannot serve as Managers for any reason, a Required Interest shall, within ninety (90) days after the date the last remaining Manager has ceased to serve, designate one or more new Managers effective as of the date of such withdrawal, removal, or inability to serve. Any Person becoming a Manager may automatically have the rights, authorities, duties, and obligations of a Manager under the Agreement.

Section 6.8 Management Compensation and Fees

The Manager will not receive a salary for its services to the Company, unless otherwise approved by the Members. However, the Manager, its Affiliates, and third parties may receive the following fees and reimbursements payable from Capital Contributions made to the Company and revenues from the Project. Any fee or reimbursement provided for under this Section 6.8 shall be subordinate to any payments required on any loan secured by the Project.

The following fees will be paid before distributions of Distributable Cash to Members:

a. Acquisition Fee: The Manager shall be entitled to an acquisition fee equal to three percent (3%) of the purchase price of each real property, loan or business equity investment acquired by the Company.

b. Management Fee: As compensation for administrative and management services provided, the Manager or its designated assigns will receive an asset management fee calculated as an annualized two percent (2%) of the total of all capital deployed by the Company to acquire Company Assets, accrued and calculated monthly on the Company’s total deployed capital as of the first day of that month, and payable monthly or at such later time as the Manager may determine in its sole discretion.

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c. Property Management Fee: As compensation for day-to-day management services provided, the Manager and/or an affiliated or third-party property managers will receive property management fees at Market Rate calculated on the monthly gross income from the Properties in addition to the costs of all expenses related to the operation and maintenance of the Properties. These fees will be payable monthly, or at such later time as the Manager may determine in its sole discretion.

d. Other Fees: The Manager and/or its Affiliates may receive Market Rate fees and costs for any construction, construction management, repair and maintenance work performed, and real estate and loan brokerage fees with respect to such services provided to or with regard to each such Property.

e. Reimbursement of Expenses; Fees for Professional Services: The Manager or its Affiliates will receive reimbursement of reasonable expenses paid or incurred by the Manager or its Affiliates in connection with the Company’s operations, including any legal, financial and tax reporting, and accounting costs, which may be paid from Capital Contributions, debt, operating revenue, or reserves. The Manager may also reimburse Members of the Company for such expenses incurred by them in connection with the Company’s operations, as decided in the Manager’s sole discretion. In addition, the Manager or its Affiliates will be reimbursed the fair value for provision of professional services to the Company at reasonable commercial rates on either an hourly or per-service basis, as permitted by Section 6.3.

f. Loans. The Manager, its Affiliates, and/or third parties may receive compensation from the Company for providing loans, including, but not limited to, purchase mortgages, refinance mortgages, and construction lines of credit. Such loans, if any, will be have Market Rate terms which the Manager believes to be no less favorable to the Company than generally available from third parties; however, loan terms will be established by the Manager and not as a result of arm’s length negotiations.

Article 7. The Members

Section 7.1 Member Identification

All Members of the Company and their Units shall be listed on the ledger kept by the Manager for such purposes, which the Manager shall update from time to time as necessary to accurately reflect the information contained therein.

Section 7.2 Limited Liability of Members

No Member shall be required to make any contribution to the capital of the Company for the payment of any Losses or for any other purposes; nor shall any Member be responsible or obligated to any third party for any debts or liabilities of the Company in excess of the sum of that Member’s total Capital Contribution and share of any undistributed Profits of the Company.

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Section 7.3 No Right to Participate in Management

No Member, other than a Manager who is additionally a Member, may participate in the management and operation of the Company’s business or its investment activities or bind the Company to any obligation or liability whatsoever.

Section 7.4 Limited Right to Withdraw for a Member

a. No Member shall have the right to withdraw from the Company or to receive a return of any of its contributions to the Company until the Company is terminated and its affairs wound up, according to the MLLCA and the Agreement, unless as provided for in this Section 7.4, as provided in Section 7.5, or otherwise approved by the Manager.

b. The Company will use its best efforts to honor requests for a return of capital subject to, among other things, the Company’s then available cash flow, financial condition, and approval by the Manager. The maximum aggregate amount of capital that the Company will allow Members collectively to withdraw each calendar year is limited to 5% of the Interests of the Company as of December 31 of the prior year. Notwithstanding the foregoing, the Manager may, in its sole discretion, waive such withdrawal limits if a Member is experiencing undue hardship.

c. The price paid at the time of Withdrawal shall be 90% of that Unit’s Unreturned Capital Contribution, without any allowance for appreciation of the Company’s assets (the “Unit Price”). To prevent member Withdrawal from potentially harming the remaining members of the Company, the Manager shall not allow any Withdrawals during any period in which the total Unit Price of all outstanding Class A Units exceeds 95% of the net asset value of the Company, as calculated by the Manager in its sole and absolute discretion.

d. The Company is not required to liquidate or refinance any assets for the purpose of liquidating the capital account of withdrawing Members. The Company will not establish a reserve from which to fund withdrawals of Members’ Capital Accounts and such withdrawals are subject to the availability of cash in any calendar quarter to make withdrawal distributions (“Cash Available for Withdrawals”) only after: (i) all current Company expenses have been paid (including compensation to the Manager and its affiliates); (ii) adequate reserves have been established for anticipated Company operating costs and other expenses and advances to protect and preserve the Company’s assets; and (iii) adequate provision has been made for the payment of reasonable cash distributions to Members. Cash Available for Withdrawals may be designated from Capital Contributions, Distributable Cash, or the company’s cash reserves. The Manager is permitted but not required to lend money to the Company to provide Cash Available for Withdrawals.

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e. Members who wish to withdraw funds must submit their written notice of their request to Withdraw (“Withdraw Request”) in writing using a form provided by the Manager at least 90 days prior to their desired date of Withdrawal. Withdraw Requests may be partial, subject to a minimum amount set by the Manager. Members should be advised that it may take more than 90 days for the Company to amass sufficient Cash Available for Withdrawals to complete a Withdraw Request and give the Company as much advance notice as possible of their desire to Withdrawal. Withdrawal Requests will generally be acted upon on a first come, first serve basis, although the Manager reserves the right (in its sole discretion) to instead distribute Cash Available for Withdrawals to all Members with outstanding Withdrawal Requests on a pro-rata basis by Class A Percentage Interests (meaning that if funds are limited, Members who requested a partial withdrawal will not receive less than they would have received had they requested a full withdrawal) and/or to prioritize the distribution of Cash Available for Withdrawals to Members who are experiencing undue hardship. Notwithstanding the foregoing, the Manager reserves the right to liquidate the capital accounts of deceased Members, Assignee, and/or ERISA plan investors in whole or in part, before satisfying outstanding Withdraw Requests from any other Members.

f. In the event that the Manager, on behalf of the Company, is unable or unwilling to fulfill the Withdrawal Request in accordance with this Section 7.4, or if a Member believes that the Unit Price provided for in this Section does not properly reflect the value of the Units, then the Member should offer its Membership Interests for sale to the Manger, other Members, or third-parties in accordance with the restrictions imposed by Section 11.6 below.

g. Upon the approval and completion of any Withdrawal Requests by the Company, the Units approved in the Withdrawal Request shall terminate and the Manager shall amend Company records, including Appendix B of this Agreement, to reflect each Member’s adjusted Membership Interest as appropriate, based on the Company’s total adjusted Membership Interest, at the completion of the Withdrawal Requests. Subsequent to the completion of the Withdrawal Request, all Members’ rights to vote and to receive Cash Distributions from operations and Capital Transactions, if any, will be based on their newly calculated Membership Interest. If all of a Member’s Units are included in a completed withdrawal, that Member shall cease being a Member of the Company.

Section 7.5 Regular Opportunities to Request a Redemption

a. At some point during 2025 or 2026, and approximately every year thereafter, the Manager will provide written notice of a Redemption event for the Members at which time any Class A Member who has owned Units in the Company for eighteen (18) months or longer may elect to have the Company redeem all, or a portion, of their Units (the “Redemption Notice”). Class A Members may elect to have all, or a portion of their Units redeemed by the Company by submitting written notice of their election for a Redemption to the Manager within fourteen (14) days of the date of the Redemption Notice which shall include the number and Class of Units the Class A Member wishes to have redeemed by the Company (“Initial Redemption Request”).

b. Following the receipt of all Initial Redemption Requests, the Manager will promptly inform all those investors who requested Redemptions of the total amount of Redemption Requests received and the expected pro-rata share of the valuation expenses that each investor is expected to bear (as described in Section 7.5(d) below). Investors will then have seven (7) days from the receipt of this notice to withdrawal their request (which may be appropriate if, for example, only one or a few investors seek to redeem, and therefore would bear a larger than expected valuation cost).

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c. Assuming the Company still has redemption requests outstanding, the Company will then have thirty (30) days to determine a valuation of its Class A Units (the “Redemption Unit Value”) at that time by (1) determining the total value of all Company Assets by obtaining broker price opinions (“BPOs”) or appraisals on the Assets and subtracting all normal professional fees and other costs which would typically be incurred in the event of a traditional sale of the Company’s assets, (2) determining how much each Class A Unit would receive in a liquidation of Company assets at that valuation, (3) multiplying the resulting value by 90%, and (4) subtracting the total expenses incurred by the Company in conducting this valuation divided by the total number of Units for which Redemption Requests are made. The Redemption Unit Value will then be published to all Class A Members, along with a notice advising Class A Members that:

i. Class A Members who had made Initial Redemption Request may, by a due date that will be within fourteen (14) days of receipt of this notice, withdrawal those Initial Redemption Requests so long as they pay their pro-rata share of the total expenses incurred by the Company in conducting this valuation; and

ii. Class A Members who had not made Initial Redemption Requests and who have owned Units in the Company for eighteen (18) months or longer may now submit Redemption Requests, which may result in a slight increase to the Redemption Unit Value as the total expenses incurred by the Company in conducting this valuation are divided among more outstanding Units. Class A Members who do not make a Redemption Request within the allotted time will not be able to have their Units redeemed until the next Redemption event.

d. After receiving the finalized list of Redemption Requests, the Company will have 90 days to raise sufficient Cash Available for Redemptions before it must start paying out on the Redemptions so requested. The Manager may use reasonable efforts to refinance or sell assets on reasonable terms to satisfy Redemption Requests but shall not be required to do so. The sale or refinance proceeds from such assets may be used to satisfy the Redemption Requests rather than being subject to distribution pursuant to Section 4.2 of this Agreement. The Company may also establish a reserve fund from which to fund Redemption Requests but is not required to do so. All Redemption Requests are subject to the availability of cash to make Redemption distributions (“Cash Available for Redemptions”) only after: (i) all current Company expenses have been paid (including compensation to the Manager and its affiliates as described in Section 5); and (ii) adequate reserves have been established for anticipated Company operating costs and other expenses and advances to protect and preserve the Company’s investments. Cash Available for Redemptions may be designated from Capital Contributions, Distributable Cash, or the company’s cash reserves. The Manager is permitted but not required to lend money to the Company to provide Cash Available for Redemptions.

e. Redemption Requests will be paid first, pro-rata by Class A Membership Interests to those Class A Members requesting a Redemption as funds become available. Note that the fact that requests are paid pro-rata by total interests means that if funds are limited, Class A Members who requested a partial Redemption will not receive less than they would have received had they requested a full Redemption, and all Redemption payments will be prorated among the Class A Members in the event that all Redemption Requests from such Members cannot be paid in full.

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f. If at any time the Company does not have sufficient Cash Available for Redemptions to distribute in full the amounts due to all Class A Members who have outstanding Redemption Requests, the Company is not required to refinance or liquidate any assets for the purpose of satisfying Redemption Requests. However, in such circumstances, the Company shall designate all distributable cash which could be designated as “Cash Available for Redemptions” pursuant to Section 4.2 as “Cash Available for Redemptions” and will distribute such Cash in the manner described above in Section 7.5(e) until Redemption Requests equal to at least 5% of the total value of all Company Assets (as calculated in Section 7.5(c) above) have been honored. The Manager may elect to satisfy additional Redemption Requests above this 5% limitation in its sole discretion. If the Manager elects not to do so, any unsatisfied portion of Redemption Requests shall be denied, and a new Redemption Request would need to be made at the next redemption event for any Units not redeemed.

g. Notwithstanding the foregoing, the Manager reserves the right to utilize all Cash Available for Redemptions to liquidate the Capital Accounts of deceased or ERISA plan Class A Members in whole or in part, before satisfying outstanding Redemption requests from any other Class A Members. The Manager also reserves the right to redeem ERISA plan investors pursuant to this section (whether or not they have requested a Redemption) to the extent the Manager determines, in its sole discretion, that any such liquidation is necessary in order to remain exempt from the Department of Labor’s “plan asset” regulations. In the event that an ERISA plan investor has not requested a Redemption is redeemed, the Redemption Unit Value for those Units shall be multiplied by 10/9 (approximately 111.11%, effectively reversing step 3 of the calculation contained in Section 7.5(c) above)).

h. Upon the completion of any Redemption Requests by the Company, the Units redeemed in the Redemption Requests shall terminate and the Manager shall amend Company records, including Exhibit B of this Agreement, to reflect each Member’s adjusted Membership Interest and number of Units as appropriate, based on the Company’s total adjusted Membership Interest, at the completion of the Redemption Requests. Subsequent to the completion of the Redemption Request, all Class A Members will retain the right to vote, based on their newly calculated Membership Interest and will receive distributions from either operations, or Capital Transactions, if any, based on their newly calculated Class A Membership Interest. If all of a Member’s Units are included in a completed Redemption, the Member shall cease being a Member of the Company.

i. Notwithstanding any other part of this Agreement, the Manager may, in its sole discretion and to the fullest extent permitted by applicable laws and regulations, cause the Company to establish a Redemption plan (“Redemption Plan”), pursuant to which an Class A Member may request that the Company redeem all or any portion of their Units at times and on terms other than those outlined in this Agreement, subject to the terms, conditions and restrictions of the Redemption Plan. In its sole discretion, and to the fullest extent permitted by applicable laws and regulations, the Manager may set the terms, conditions and restrictions of any Redemption Plan and may amend, suspend, or terminate any such Redemption Plan at any time for any reason. The Manager may also, in its sole discretion and to the fullest extent permitted by applicable laws and regulations, decline any particular Redemption request made pursuant to a Redemption Plan for any reason.

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Section 7.6 Breach of this Agreement

A Member will breach this Agreement if the Member:

a. Attempts to withdraw from the Company, other than as permitted herein;

b. Interferes in the management of the Company’s affairs;

c. Engages in conduct which results in the Company losing its tax status as a partnership;

d. Breaches any confidentiality provisions of this Agreement, or

e. Fails to discharge a legal duty to the Company.

A Member who is in breach of this Agreement shall be liable to the Company for damages caused by the breach. The Company may offset for the damages against any distributions or return of capital to the Member who has breached this Agreement.

Section 7.7 No Right to Cause Dissolution

No Member shall have the right or power to cause the dissolution and winding up of the Company by court decree or otherwise.

Section 7.8 Voting

The Members’ consent or vote of not less than a Required Interest of Class B Units shall be required to cause the Company to do anything set forth in this Section, except as otherwise set forth in this Agreement. No Member shall have the right to vote on Company actions except as described in this Section and Section 6.5.

Class B Members, but not Assignees, shall have the right to vote on the following matters:

a. Appointment of an additional Manager, as set forth in Section 6.7;

b. Amendment of the Agreement, other than as described in Section 14.3;

c. To cause the voluntary dissolution of the Company; provided, however, the Manager shall have the authority to liquidate Company Assets and dissolve the Company at the time and pursuant to such terms as the Manager may believe to be in the best interest of the Company;

d. Payment of compensation to the Manager, except as described in Section 6.8, as applicable; and

e. Authorization of additional Units.

f. Merger or acquisition of the Company where the Company is not the surviving entity.

g. Such other matters as required by applicable law.

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Section 7.9 Expulsion of a Member

A Member may be expelled from the Company by the Manager if that Member (a) has willfully violated any provision of this Agreement which breach is not cured within ten (10) days from notice by the Company or incapable of being cured; (b) committed fraud, theft, or gross negligence against the Company or one or more Members of the Company, or (c) engaged in wrongful conduct that adversely and materially affects the business or operation of the Company. Upon notice to the Member of the Manager’s election to expel the Member, such Member shall be expelled as a Member and deemed an Assignee pursuant to Article 11. For one hundred eighty (180) days following the notice to expel, the Company shall have the option, upon election of the Manager, to purchase the interests of the former Member at Fair Market Value, as determined by a qualified appraiser chosen by the Manager. The determination of Fair Market Value made by such appraiser shall be final, conclusive, and binding on the Company, all Members, and all Assignees of a Membership Interest. The fees and expenses of such appraiser shall be shared equally by the Company and expelled Member.

Article 8. Meetings and Notice

Section 8.1 Annual Meetings

No annual meetings of the Manager or the Members is required.

Section 8.2 Special Meetings

Special meetings of the Members or Manager may be called by the Manager or by individual Members holding at least five percent (5%) of the Units entitled to vote. Special meetings of the Members or Manager shall be called upon delivery to the Members and Manager of a Notice of a special meeting given in accordance with Section 8.3.

Section 8.3 Notice of Meetings

At least ten (10), but no more than sixty (60), days before the date of a meeting, the Company shall deliver a Notice stating the date, time, and place of any meeting of the Members or Manager, and a description of the purposes for which the meeting is called, to each Manager and each Member entitled to vote at the meeting, at such address as appears in the records of the Company.

Section 8.4 Waiver of Meeting Notice

A Member or Manager may waive notice of any meeting, before or after the date and time of the meeting as stated in the Notice, by delivering a signed waiver to the Company for inclusion in the minutes. A Member’s or Manager’s attendance at any meeting, in person or by proxy, waives objection to lack of notice or defective notice of the meeting, unless the Member or Manager, at the beginning of the meeting, objects to holding the meeting or transacting business at the meeting. A Member or Manager waives objection to consideration of a particular matter at the meeting that is not within the purposes described in the meeting Notice, unless the Member or Manager objects to considering the matter when it is presented.

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Section 8.5 Voting by Proxy

A Member or Manager may appoint a proxy to vote or otherwise act for such Member or Manager pursuant to a written appointment executed by the Member or Manager or such Persons duly authorized as attorney-in-fact. An appointment of a proxy is effective when received by the secretary or other officer or agent of the Company authorized to tabulate votes. The general proxy of a fiduciary is given the same effect as the general proxy of any other Member or Manager. A proxy appointment is valid for an unlimited term unless otherwise expressly stated in the appointment form or unless such authorization is revoked by the Member or Manager who issued the proxy.

Section 8.6 Action by Consent

Any action required or permitted to be taken at a meeting of the Members or Manager may be taken without a meeting if the action is taken by Members holding sufficient voting Units, or Manager with sufficient authority, to vote on the action. The action must be evidenced by one or more written consents describing the action taken, which consents, in the aggregate, are signed by Members holding sufficient Units entitled to vote on the action and delivered to the Company for inclusion in the minutes.

Section 8.7 Quorum

A quorum for a meeting of the Members shall be the Members holding at least a majority in interest of the Units entitled vote.

Section 8.8 Presence

Any or all the Members or the Manager may participate in any meeting of the Members by, or through the use of, any means of communication by which all the Members and Manager participating may simultaneously hear each other during the meeting. A Member or Manager so participating is deemed to be present in person at the meeting.

Section 8.9 Conduct of Meetings

At any meeting of the Members or Manager, the Manager shall preside at the meeting and shall appoint a Person to act as secretary of the meeting. The secretary of the meeting shall prepare minutes of the meeting, which shall be placed in the minute books of the Company.

Article 9. Books, Records and Bank Accounts

Section 9.1 Books and Records

The Manager shall keep books of account with respect to the operation of the Company. Such books shall be maintained at the principal office of the Company, or at such other place as the Manager may determine.

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Section 9.2 Access to Information

Subject to the provisions of this Section, each Member (and/or its designee) may examine and audit the Company’s books, records, accounts, and assets for purposes reasonably related to their membership in the Company at the principal office of the Company, during usual business hours, subject to such reasonable restrictions as may be imposed by the Manager. All expenses attributable to any such examination or audit shall be borne by such Member.

An Assignee has no right to information regarding the Company. Though Assignees are not entitled to information, if they have or acquire information, they are subject to the confidentiality provisions of this Article, as those provisions apply to the Members.

Section 9.3 Confidential Information

All information contained in the accounts and reports prepared by the Company or Manager and any other information disclosed to a Member under or in connection with this Agreement is confidential and non- public and each Member undertakes to treat that information as confidential information and to hold that information in confidence. No Member shall, and each Member shall ensure that every person connected with or associated with that Member shall not, disclose to any person or use to the detriment of the Company, any Member or any Company Asset any confidential information which may have come to its knowledge concerning the affairs of the Company, any Member, any Company Asset or any potential Company Asset, and each Member shall use any such confidential information exclusively for the purposes of monitoring and evaluating its investment in the Company.

a. The obligations set out in Section 9.3 shall not apply to any information which:

i. is public knowledge and readily publicly accessible as of the date of such disclosure;

ii. becomes public knowledge and readily publicly accessible, other than as a result of a breach of this Section 9.3; or

iii. has been publicly filed with the U.S. Securities and Exchange Commission.

b. The restrictions on disclosing confidential information set out in this Section 9.3 shall not apply to the disclosure of confidential information by a Member;

i. to any person, with the prior written consent of the Manager (which may be given or withheld in the Manager’s sole discretion);

ii. if required by law, rule or regulation applicable to the Member (including without limitation disclosure of the tax treatment or consequences thereof), or by any governmental entity having jurisdiction over the Member, or if requested by any governmental entity having jurisdiction over the Member, but in each case only if the Member (unless restricted by any relevant law or governmental entity): (i) provides the Manager with reasonable advance notice of any such required disclosure; (ii) consults with the Manager prior to making any disclosure, including in respect of the reasons for and content of the required disclosure; and (iii) takes all reasonable steps permitted by law that are requested by the Manager to prevent the disclosure of confidential information (including (a) using reasonable endeavors to oppose and prevent the requested disclosure and (b) returning to the Manager any confidential information held by the Member or any person to whom the Member has disclosed that confidential information in accordance with this Section); or

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iii. to its trustees, officers, directors, employees, legal advisers, accountants, investment managers, investment advisers and other professional consultants who would customarily have access to such information in the normal course of performing their duties, but subject to the condition that each such person is bound either by professional duties of confidentiality or by an obligation of confidentiality in respect of the use and dissemination of the information no less onerous than this Section 9.3.

Section 9.4 Accounting Basis and Fiscal Year

The books of account of the Company shall be kept using appropriate accounting methods, as determined by the Manager, unless otherwise required by law, and shall be closed and balanced at the end of each Company year. The fiscal year of the Company shall end on December 31st of each year, unless otherwise elected by the Manager.

Section 9.5 Reports

Within 120 calendar days after the end of the fiscal year and 90 calendar days after the end of the semi-annual reporting date, the Manager will use its commercially reasonable efforts to circulate to each Member electronically by e-mail or made available via an online platform a financial statement prepared in accordance with U.S. GAAP, which includes a balance sheet, profit and loss statement and a cash flow statement and confirmation of the number of Units outstanding as of the end of the most recent fiscal year; provided, that notwithstanding the foregoing, if the Company is required to disclose financial information pursuant to the Securities Act or the Exchange Act (including without limitations periodic reports under the Exchange Act or under Rule 257 under Regulation A of the Securities Act), then compliance with such provisions shall be deemed compliance with this Section 9.5 and no further or earlier financial reports shall be required to be provided to the Members.

Section 9.6 Bank Accounts and Company Funds

All funds of the Company shall be held in a separate bank account in the name of the Company, as determined by the Manager. All accounts used by or on behalf of the Company shall be and remain the property of the Company, and shall be received, held, and disbursed by the Manager for the purposes specified in this Agreement.

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Article 10. Internal Dispute Resolution Procedure

all prospective Members should carefully read this entire Article 10 to ensure that they understand that by signing this Agreement they are giving up the right to trial and reimbursement of expenses related to any Dispute. The primary purpose of this Article is to protect the Members and their respective investments in the Company.

Section 10.1 Introduction

Because the nature of the Company is to generate profits from the Company’s operations, it is imperative that one Member’s dispute with the Manager and/or other Members is not allowed to diminish the profits available to other Members. Litigation could require diversion of the Company’s profits to pay attorneys’ fees or could tie up Company funds necessary for the operation of the Company, impacting the profitability of the investment for all the Members. The only way to prevent such needless expense is to have a comprehensive dispute resolution procedure in place, to which each of the Members have specifically agreed in advance of membership in the Company. The procedure described below requires an aggrieved party to take a series of steps designed to amicably resolve a dispute on terms that will preserve the interests of the Company and other non-disputing Members, before invoking a costly remedy, such as arbitration.

In the event of a dispute, claim, question, or disagreement between the Members or between the Manager and one or more Members arising from or relating to this Agreement, the breach thereof, or any associated transaction (hereinafter “Dispute”), the Manager and the Members hereby agree to resolve such Dispute by strictly adhering to the dispute resolution procedure provided in this Article.

Note that these procedures will not apply to claims under the Securities Act and/or the Exchange Act.

Section 10.2 Notice of Disputes

The aggrieved party must send written Notice of a Dispute to the Manager.

Section 10.3 Negotiation of Disputes

The parties hereto shall use their good faith efforts to settle any Dispute. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to all parties. If, within a period of ninety (90) days after written Notice of such Dispute has been served by either party on the other, the parties have not reached a negotiated solution, then upon further Notice by either party, the Dispute shall be submitted to mediation administered by the American Arbitration Association (“AAA”) in accordance with the provisions of its commercial mediation rules. The onus is on the aggrieved party to initiate each next step in this dispute resolution procedure as provided below.

a. Tiebreaker Provision. If the disputing parties are unable or unwilling to attempt a negotiated agreement on their own within thirty (30) days of Notice of the Dispute, they shall appoint a mutually acceptable neutral party who shall be either an attorney or CPA licensed in Wyoming, familiar with the Securities Act and the Act, depending on the subject and nature of the Dispute, to review the facts surrounding the Dispute and offer a nonbinding tiebreaking vote and/or proposed resolution. If the parties cannot agree on the neutral third party, each party shall appoint a neutral third party meeting the above criteria, which nominees will then select a single neutral third party to offer the nonbinding tiebreaking vote and/or proposed resolution. All costs and fees for such informal resolution shall be split equally between the parties to the dispute.

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Section 10.4 General Provisions for Alternative Dispute Resolution

On failure of negotiation and mediation, as a last resort, binding arbitration shall be used to ultimately settle the Dispute. The following provisions shall apply to any subsequent mediation or arbitration.

a. Preliminary Relief. Any party to the Dispute may seek preliminary relief at any time after negotiation described above has failed, but prior to arbitration, under the “Optional Rules for Emergency Measures of Protection of the AAA Commercial Arbitration Rules and Mediation Procedures.” The AAA case manager may appoint an arbitrator who will hear only the preliminary relief issues without going through the arbitrator selection process described in this Article.

b. Consolidation. Identical or sufficiently similar Disputes presented by more than one Member may, at the option of the Manager, be consolidated into a single negotiation, mediation, and/or arbitration.

c. Location of Mediation or Arbitration. Any mediation or arbitration shall be conducted in the venue set forth in Section 10.8, and each party to such mediation or arbitration must attend in person.

d. Attorney Fees and Costs. Each party shall bear its own costs and expenses (including its own attorneys’ fees) and an equal share of the mediator or arbitrators’ fees and any administrative fees, regardless of the outcome.

e. Maximum Award. The maximum amount a party may seek during mediation or be awarded by an arbitrator is the amount equal to the party’s Capital Contributions and any Distributable Cash or interest to which the party may be entitled. An arbitrator will have no authority to award punitive or other damages.

f. AAA Commercial Mediation or Arbitration Rules. Any Dispute submitted for mediation or arbitration shall be subject to the AAA’s commercial mediation or arbitration rules. If there is a conflict between these rules and this Article, this Article shall be controlling.

Section 10.5 Mediation

Any Dispute that cannot be settled through negotiation as described in this Article may proceed to mediation. The parties shall try in good faith to settle the Dispute by mediation, which each of the parties to the Dispute must attend in person, before resorting to arbitration. If, after no less than three (3) face-to-face mediation sessions, mediation proves unsuccessful at resolving the Dispute, the parties may then, and only then, resort to binding arbitration as described in Section 10.6.

If the initial mediation(s) does not completely resolve the Dispute, any party may request, for good cause (which shall be specified in writing) a different mediator for subsequent mediation(s) by serving Notice of the request on the other parties for approval. If good cause exists, such request shall not be unreasonably denied.

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a. Selection of Mediator. The complaining party shall submit a request for mediation to the AAA. The AAA will appoint a qualified mediator to serve on the case. The parties will be provided with a biographical sketch of the mediator. The parties are instructed to review the sketch closely and advise the AAA of any objections they may have to the appointment in writing within five (5) days of receipt. If no objections are received within this timeframe, the mediator shall be deemed acceptable and mediation scheduled as soon as possible thereafter.

The preferred mediator shall have specialized knowledge of securities law, the Act, and financial accounting issues, depending on the subject matter involved in the Dispute. If the parties are unable to agree on the mediator within thirty (30) days of the request for mediation, the AAA case manager will make an appointment.

Section 10.6 Arbitration

Any Dispute that remains unresolved after good faith negotiation and three (3) failed mediation sessions shall be settled by binding arbitration. Judgment on the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.

a. Selection of Arbitrator. Prior to arbitration, the complaining party shall cause the appointment of an AAA case manager by filing of a claim with the AAA along with the appropriate filing fee and serving it on the defending party. The AAA case manager shall provide each party with a list of proposed arbitrators who meet the qualifications described below, or if no such Person is available, are generally familiar with the subject matter involved in the Dispute. Each side will be given a number of days to strike any unacceptable names, number the remaining names in order of preference, and return the list to the AAA. The AAA case manager shall then invite Persons to serve from the names remaining on the list, in the designated order of mutual preference. Should this selection procedure fail for any reason, the AAA case manager shall appoint an arbitrator as provided in the applicable AAA Commercial Arbitration Rules.

b. Qualifications of Arbitrator. The selected arbitrator shall have specialized knowledge of securities law and the Act, unless the dispute pertains to financial accounting issues, in which case the arbitrator shall be a certified public accountant. Further, the selected arbitrator must agree to sign a certification stating that they have read this Agreement and all of the documents relevant to this Agreement in their entirety.

c. Limited Discovery. Discovery shall be limited to only this Agreement and those documents pertaining to this Agreement, any written correspondence between the parties, and any other documents specifically requested by the arbitrator as necessary to facilitate his or her understanding of the Dispute. The parties may produce witnesses for live testimony at the arbitration hearing at their own expense. A list of all such witnesses and complete copies of any documents to be submitted to the arbitrator shall be served on the arbitrator and all other parties within forty-five (45) days of the arbitration hearing, at the submitting party’s expense.

Section 10.7 Maintenance of the Status Quo

Unless preliminary relief has been sought and granted pursuant to Section 10.4(a) above, while a Dispute is pending, the Manager shall continue all operations and distributions of Distributable Cash in accordance with the provisions set forth in this Agreement as if the Dispute had not arisen, except that, a complaining Member’s distributions shall be suspended and held in trust by the Manager pending the outcome of the Dispute.

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Section 10.8 Venue

Venue for any Dispute arising under this Agreement or any Disputes among any Members or the Company shall be in the county of the principal office of the Company.

Article 11. Transfers and Member Admissions

Section 11.1 Assignee Interest Transferred

The transferee of a Unit will be an Assignee until such time as the Assignee satisfies the requirements of Section 11.5 to become a Member. Until such time as an Assignee is admitted as a Member, such Assignee shall have only those rights set forth in Section 11.2 of this Agreement.

An Assignee must execute, acknowledge, and deliver to the Company a written acceptance and adoption of this Agreement by the Assignee.

Section 11.2 Rights of an Assignee

If an Assignee is not admitted as a Member because of the failure to satisfy the requirements of Section 11.5, such Assignee shall nevertheless be entitled to receive such distributions from the Company as the transferring Member would have been entitled to receive under this Agreement had the transferring Member retained such Units.

Assignees shall have no other rights of the Members, including voting rights and access to Company records and information. Members have legal and economic rights, while Assignees only have the right to receive economic benefits.

Section 11.3 Assignee to Assume Tax Liability

The Assignee of a Unit, as well as any Person who acquires a charging order against a Unit, shall report income, gains, Losses, deductions, and credits with respect to such Unit for the period in which the Assignee interest is held or for the period the charging order is outstanding. The Manager shall deliver to the Assignee or the holder of such charging order, as the case may be, all tax forms required to be delivered to the Members generally indicating that the income from such Unit has been allocated to the holder of the Assignee interest or the holder of the charging order.

Section 11.4 Admission of Members

The Company may, from time to time, admit Assignees of Units from Members as Additional Members, with consent from the Manager.

Section 11.5 Admission Procedure

No Person shall be admitted as a Member unless such Person executes, acknowledges, and delivers to the Company such instruments as the Manager may deem necessary or advisable to effect the admission of such Person as an Additional Member, including, without limitation, the written acceptance and adoption by such Person of the provisions of this Agreement, pertinent tax information, evidence of accredited investor status, as well as any amendments to this Agreement and attorneys’ fees and costs necessitated by the admission of such Additional Member.

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Section 11.6 Restrictions on Transfer

Units, or any interest thereof, may not be the subject of any assignment, pledge, mortgage, hypothecation, gift, sale, resale, or other disposition or encumbrance (collectively, a “Transfer”), either to a prospective Assignee or prospective Member, unless the Units are subsequently registered under the Securities Act of 1933 and appropriate state securities laws, or unless, among other conditions set forth in this Agreement, an exemption from registration is available.

Further, no Transfers may be approved, Assignee rights granted, and/or Additional Members admitted unless the Transfer: (a) is approved by the Manager, which approval may be granted or withheld in its sole discretion and subject to such conditions as it may impose; (b) is evidenced by a written agreement, in form and substance satisfactory to the Manager, that is executed by the transferor, the transferee(s), and the Manager; (c) will not result in the ownership of more than 19.9% of all outstanding Units by a single Member (unless approved and consented to by the Manager in writing); (d) will not result in a violation of the registration requirements of the Securities Act; (e) will not require the Company to register as an investment company under the Investment Company Act of 1940, as amended; and (f) will not result in the Company being classified for United States federal income tax purposes as an association taxable as a corporation.

The transferor of any Units is required to reimburse the Company for any expenses reasonably incurred in connection with a Transfer, including any legal, accounting, and other expenses, regardless of whether such Transfer is consummated.

Upon the Manager’s request, the transferor shall provide (or, if obtained by the Company, reimburse the Company for) a written opinion of counsel, in a form satisfactory to the Manager, to the effect that such Transfer: (a) will not result in a termination of the Company within the meaning of the Act or § 708(b) of the Internal Revenue Code; and (b) does not violate any applicable federal or state securities law.

The transferee of any Units in the Company that is admitted to the Company as a substitute Member shall succeed to the rights and liabilities of the transferor Member, and, after the effective date of such admission, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent of the Units transferred.

Section 11.7 Non-Recognition of an Unauthorized Transfer or Assignment

Any attempted Transfer in violation of the provisions of this Agreement is void ab initio. The Company shall not be required to recognize the purported interest in the Company of any transferee or Assignee who has obtained such purported interest in the Units as a result of a Transfer that is not authorized by this Agreement. If the Transfer is in doubt, or if there is reasonable doubt as to who is entitled to a distribution of the income realized from a Unit or the interest of an Assignee, the Company may accumulate the income until this issue is finally determined and resolved. Accumulated income shall be credited to the Capital Account of the Member or Assignee whose interest is in question.

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Section 11.8 Permitted Transfers

A Member may Transfer its Units in whole with the consent of the Manager to a trust for his or her benefit, to his or her spouse, to a trust for the benefit of his or her spouse, to his or her Immediate Family, or to a trust for the benefit of his or her Immediate Family, so long as the proposed Transfer does not: (a) cause the Company to terminate for federal income tax purposes; (b) result in any event of default as to any secured or unsecured obligation of the Company; (c) result in a violation of the Securities Act; (d) cause a reassessment of any Company Assets; or (e) cause any other material, adverse effect to the Company.

Section 11.9 Involuntary Transfers

Upon the death, disability, bankruptcy, insolvency, liquidation, or dissolution of a Member, the rights and obligations of that Member under this Agreement shall inure to the benefit of, and shall be binding upon, that Member’s successor(s), estate, or legal representative, and each such Person shall be treated as an Assignee until and unless such Person is admitted as a Member pursuant to the Agreement.

Upon the death or incapacity of an individual Member or holder of an Assignee interest, the personal representative of the individual Member or holder of such interest shall have the same rights, with respect to the Unit holder or Assignee’s interest, as those held by the deceased or incapacitated person, for the purpose of settling or managing the Member’s or holder’s estate or affairs.

Upon any Transfer pursuant to any decree of divorce, dissolution, or separate maintenance, any property settlement, any separation agreement, or any other agreement with a spouse (excluding a permitted Transfer to Immediate Family as set forth in Section 11.8) under which any Units are awarded to the spouse of the Member, such transferee spouse shall be treated as an Assignee until and unless such Person is admitted as a Member pursuant to the Agreement.

An Assignee of any Transfer under this Section shall be bound by all of the terms and conditions of this Agreement.

Article 12. Dissolution and Termination

Section 12.1 Events of Dissolution

The Company shall be dissolved upon the occurrence of any of the following events:

a. The Manager may dissolve the Company once all Company Assets have been sold and all remaining Company Assets have been distributed to the Members;

b. The withdrawal of the Manager unless (i) the Company has at least one other Manager, or (ii) within ninety (90) days after the withdrawal, a Required Interest votes to continue the business of the Company and to appoint, effective as of the date of withdrawal, one or more additional Managers;

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c. The withdrawal of all the Members, unless the Company is continued in accordance with the Act;

d. The vote of a Required Interest of Class B Units.

e. The Company is to be dissolved upon the entry of a decree of judicial dissolution by a court of competent jurisdiction.

Section 12.2 Effective Date of Dissolution

Absent an election to continue the Company as provided in this Article, dissolution of the Company shall be effective on the date on which the event occurs giving rise to the dissolution, but the Company shall not be wound up until cancelation of the Company’s Articles Of Organization and all remaining Company Assets have been distributed, as provided in this Agreement.

Section 12.3 Operation of the Company after Dissolution

During the period in which the Company is winding up, the business of the Company and the affairs of the Members shall continue to be governed by this Agreement.

Section 12.4 Liquidation of Company Assets

Upon dissolution of the Company, the Manager or, in the absence of a Manager, a liquidator appointed by a Required Interest of the Class B Units, shall liquidate remaining Company Assets, apply and distribute the proceeds derived from the liquidation of the remaining Company Assets as contemplated by this Agreement, and cause the cancellation of the Company’s Articles of Organization.

a. Payment of Company Creditors and Provision for Reserves. The proceeds derived from the liquidation of Company Assets shall first be applied toward or paid to any creditor of the Company who is not a Member and then to creditors who are Members. The order of priority of payment to any creditor shall be as required by applicable law. After payment of liabilities owing to creditors, the Manager or liquidator shall set up such reserves as are deemed reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company.

b. Ability to Create an Escrow Account. Any reserves for contingent liabilities may, but need not, be paid over by the Manager or liquidator to a bank to be held in escrow for the purpose of paying any such contingent or unforeseen liabilities or obligations. Following the expiration of such period as the Manager or liquidator may deem advisable, such remaining reserves shall be distributed to the Members or their assigns in the order of priority set forth in the provisions of this Agreement relating to distributions to the Members.

c. Distribution of Company Assets after the Payment of Liabilities and Establishment of Reserves. After paying liabilities and providing for reserves, the Manager or liquidator shall (i) satisfy any debts owed to the Members with the remaining net assets of the Company, if any, (ii) be used to return the Unreturned Capital Contribution of all Members, and then (iii) then distribute any remaining assets to the Members in accordance with Section 4.2. To the extent insufficient funds are available to satisfy (i) or (ii), the amounts distributed shall be divided pro-rata among the members based on total debts outstanding or total Unreturned Capital Contributions, as appropriate.

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d. Non-Cash Assets. If any part of the net assets distributable to the Members consists of notes, real estate equity or interests, or other non-cash assets, the Manager or liquidator shall distribute any non-tangible property interests directly to the Members, and may take whatever steps they deem appropriate to convert tangible property interests into cash or any other form to facilitate distribution. If any assets of the Company are to be distributed in kind, such assets shall be distributed on the basis of their fair market value at the date of distribution, as determined by the Manager or liquidator.

Section 12.5 Company Assets Sole Source

The Members shall look solely to Company Assets for the payment of any debts or liabilities owed by the Company to the Members and for the return of their Capital Contributions and liquidation amounts. If Company Assets remaining after the payment or discharge of all of its debts and liabilities to Persons other than the Members is insufficient to return the Members’ Capital Contributions, the Members shall have no recourse against the Company, the Manager, or any other Members, except to the extent that such other Members may have outstanding debts or obligations owing to the Company.

Section 12.6 Sale of Company Assets during Term of the Company

The sale of Company Assets during the term of the Company shall not be considered a liquidation of the Company and therefore is not a dissolution and termination as defined under this Article.

Article 13. Indemnification

Section 13.1 General Indemnification

The Manager, its Affiliates, and their respective officers, directors, agents, partners, members, managers, employees, and any Person the Manager designates as an indemnified Person (each, an “Indemnified Party”) shall, to the fullest extent permitted by law, be indemnified on an after-tax basis out of Company Assets (and the Manager shall be entitled to grant indemnities on behalf of the Company, and to make payments out of the Company, to any Indemnified Party in each case in accordance with this Section) against any and all losses, claims, damages, liabilities, costs and expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements, and other amounts (collectively, “Liabilities”) arising from any and all claims, demands, actions, suits, and proceedings, whether civil, criminal, administrative, or investigative, in which any Indemnified Party is or may be involved, or is threatened to be involved, as a party or otherwise, in connection with the investments and activities of the Company or by reason of such Person being a Manager, or agent of a Manager, of the Company.

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However, no such Indemnified Party shall be so indemnified, with respect to any matter for which indemnification is sought, to the extent that a court of competent jurisdiction determines pursuant to a final and non-appealable judgment that, in respect of such matter, the Indemnified Party had (a) acted in bad faith or in the reasonable belief that the party’s action was opposed to the best interests of the Company or constituted gross negligence or willful misconduct or breach of such party’s fiduciary duty to the Company, if any, or (b) with respect to any criminal action or proceeding, had cause to believe beyond any reasonable doubt the party’s conduct was criminal. An Indemnified Party shall not be denied indemnification in whole or in part under this Section because the Indemnified Party had an interest in the transaction with respect to which indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

Section 13.2 Tax Liability Indemnification

Each Member shall indemnify and hold harmless the Indemnified Parties from and against any and all Liabilities arising from any underpayment in any Member’s taxes on any amounts distributed by the Company to such Member that results in one or more “imputed underpayments” as such term is defined by the IRS, even if such imputed underpayment is determined after the date the respective Member is no longer a Member of the Company. This indemnification shall specifically be effective and enforceable even after a Member is no longer a Member of the Company if such former Member was a Member in the Reviewed Year.

Section 13.3 Indemnity for Misrepresentation of a Prospective Member

Each Member shall indemnify and hold harmless the Manager and other Indemnified Parties from and against any and all Liabilities of whatsoever nature to or from any Person arising from or in any way connected with that Member’s misrepresentation(s) that it met the “suitability standards” established by the Manager for membership in the Company, and such Member shall no longer be entitled to distributions of Distributable Cash.

Section 13.4 Advancement of Indemnification Funds

To the fullest extent permitted by law, amounts in respect of Liabilities incurred by an Indemnified Party in defending any claim, demand, action, suit, or proceeding, whether civil, criminal, administrative, or investigative, shall from time to time be advanced by the Company prior to a determination that the Indemnified Party is not entitled to be indemnified upon receipt by the Company of an undertaking by or on behalf of the Indemnified Party to repay such amount if it shall be determined that the Indemnified Party is not entitled to be indemnified as set forth in Section 13.1.

Section 13.5 No Impairment of Indemnification

No amendment, modification, or repeal of this provision or any other provision of this Agreement shall in any manner terminate, reduce, or impair the right of any past Indemnified Party to be indemnified by the Company or the obligations of the Company to indemnify any such Indemnified Party under and in accordance with the provisions of this Agreement as in effect immediately prior to such amendment, modification, or repeal with respect to any claim, demand, action, suit, or proceeding, whether civil, criminal, administrative, or investigative, arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification, or repeal, regardless of when such claim, demand, action, suit, or proceeding may arise or be asserted.

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Section 13.6 Exculpation of Actions in Good Faith

Neither the Manager nor its Affiliates shall be liable to the Company or any Member for any loss which arises out of any action or omission of such party if (a) such party determined, in good faith, that such course of conduct was in, or was not opposed to, the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe such party’s conduct was unlawful, and (b) such course of conduct did not constitute a breach of such party’s fiduciary duty (if any) to the Company or gross negligence or willful misconduct of such party.

Section 13.7 No Termination of Indemnification Rights

The provisions of this Article shall survive the dissolution of the Company.

Article 14. General Matters

Section 14.1 Successors and Assigns

Subject to the restrictions on Transfer provided in this Agreement, this Agreement, and each and every provision of it, shall be binding upon and shall inure to the benefits of the Members, their respective successors, successors-in-title, personal representatives, heirs, Assignees, and other assigns.

Section 14.2 Power of Attorney

Each Member hereby constitutes and appoints the Manager and, if a liquidator shall have been selected pursuant to Section 12.4, the liquidator, and each of their authorized officers and attorneys in fact, as the case may be, with full power of substitution, as his or her true and lawful agent and attorney in fact, with full power and authority in his or her name, place and stead, to:

a. execute, swear to, acknowledge, deliver, file and record in the appropriate public offices: (A) all certificates, documents and other instruments (including this Agreement and the Articles of Organization and all amendments or restatements hereof or thereof) that the Manager, or the liquidator, determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Company as a series limited liability company in the State of Wyoming and in all other jurisdictions in which the Company or any Series may conduct business or own property; (B) all certificates, documents and other instruments that the Manager, or the liquidator, determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments that the Manager or the liquidator determines to be necessary or appropriate to reflect the dissolution, liquidation or termination of the Company or a Series pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal or substitution of any Member pursuant to, or in connection with other events described in Articles 3 and 4; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any Units; (F) all certificates, documents and other instruments that the Manager or liquidator determines to be necessary or appropriate to maintain the separate rights, assets, obligations and liabilities of the Company; and (G) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Company; and

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b. execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the Manager or the liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by any of the Members hereunder or is consistent with the terms of this Agreement or (B) effectuate the terms or intent of this Agreement; provided, that when any provision of this Agreement that establishes a percentage of the Members or of the Members of any Series required to take any action, the Manager, or the liquidator, may exercise the power of attorney made in this paragraph only after the necessary vote, consent, approval, agreement or other action of the Members or of the Members of such Series, as applicable.

Nothing contained in this Section shall be construed as authorizing the Manager, or the liquidator, to amend, change or modify this Agreement except in accordance with Section 14.3 or as may be otherwise expressly provided for in this Agreement.

The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Member and the transfer of all or any portion of such Member’s Units and shall extend to such Members heirs, successors, assigns and personal representatives. Each such Member hereby agrees to be bound by any representation made by any officer of the Manager, or the liquidator, acting in good faith pursuant to such power of attorney; and each such Member, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Manager, or the liquidator, taken in good faith under such power of attorney in accordance with this Section. Each Member shall execute and deliver to the Manager, or the liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as any of such officers or the liquidator determines to be necessary or appropriate to effectuate this Agreement and the purposes of the Company.

Section 14.3 Amendment

Provided that in each of the following instances, the Manager reasonably determines that such amendment will not subject any Member to any material, adverse economic consequences, the Manager, without the consent of the Members, may amend any provision of this Agreement or the Articles of Organization, and may execute, swear to, acknowledge, deliver, file, and record such documents as may be required in connection therewith, to:

a. change the name of the Company or the location of its principal office;

b. add to the duties or obligations of the Manager;

c. cure any ambiguity or correct or supplement any inconsistency in this Agreement;

d. correct any printing, typographical, or clerical errors or omissions in order that the Agreement shall accurately reflect the agreement among the Members;

e. reflect information regarding the admission of any Additional Member or substitute Member.

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f. comply with the single-purpose-entity or other provisions required for any loan secured by Company Assets.

g. add additional classes of Units in accordance with this Agreement.

Any amendments not similar to the foregoing or as otherwise permitted by the power of attorney as set forth in Section 14.2 shall require the written consent or vote of the Class B Members as set forth in Section 7.8.

Section 14.4 Partition

Each Member, its successors, and assigns hereby waives any rights to have any Company Asset partitioned, and, pursuant to such waiver, no Member, nor any successor or assign of any Member, shall have the right while this Agreement remains in effect to file a complaint or institute any proceeding at law to seek, or to otherwise demand, request, or require, the liquidation or dissolution of the Company, the return of capital or any specific Company Assets, or, in equity, to have Company Assets partitioned, and each Member, on its own behalf and that of its successors, representatives, heirs, and assigns, hereby waives any such right.

The Members intend that during the term of this Agreement, the rights of the Members and their successors-in-interest, as among themselves, shall be governed by the terms of this Agreement, and that the right of any Member or successors-in-interest to Transfer or otherwise dispose of its Membership Interest in the Company shall be subject to the limitations and restrictions of this Agreement.

Section 14.5 No Waiver

The failure of any Member to insist upon strict performance of any provision or obligation of this Agreement, irrespective of the length of time for which such failure continues, shall not be a waiver of such Member’s right to demand strict compliance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any obligations under this Agreement, shall constitute a consent or waiver to or of any other breach or default in the performance of the same or any other obligation.

Section 14.6 Construction and Miscellaneous

The following general matters shall apply to the provisions of this Agreement:

a. Construction. Unless the context requires otherwise, words denoting the singular may be construed as plural and words of the plural may be construed as denoting the singular. Words of one gender may be construed as denoting another gender or no gender as is appropriate within such context. The word “or” when used in a list may function as both a conjunction and a disjunction if the context permits.

b. Headings of Articles, Sections, and Subsections. The headings of Articles, Sections, and Subsections used within this Agreement are included solely for the convenience and reference of the reader. They shall have no significance in the interpretation or construction of this Agreement.

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c. Notices. Any notice or communication to be given under the terms of this Agreement (“Notice”) shall be in writing and shall be personally delivered or sent by overnight delivery, certified United States mail, or email if permitted by the respective Member. Notice shall be effective: (a) if emailed or personally delivered, when delivered; (b) if by overnight delivery, the day after delivery thereof to a reputable overnight courier service, delivery charges prepaid; or (c) if mailed, at midnight on the third business day after deposit in the mail, postage prepaid. Notices to the Company shall be addressed to its address below and to Members at their address for correspondences as set forth in the subscription documents, each as amended from time to time by Notice of the transferring party. The Manager does not permit Notice by email.

Central Park Fund 1, LLC

Attn: Brandon “Jay” Tobey

559 Deseret Dr Unit 201,

Kaysville, UT 84037

d. Applicable State Law. This Agreement shall be governed, construed, and enforced in accordance with the laws of Wyoming, without regard to its conflict of laws rules.

e. Execution; Duplicate Originals. This Agreement may be executed manually, electronically, or by facsimile transmission, and in multiple counterparts. Each counterpart shall be considered a duplicate original agreement and all such counterparts shall, taken together, be considered one Agreement.

f. Severability. If any provision of this Agreement is declared by a court of competent jurisdiction to be illegal, invalid, or unenforceable for any reason, such provision shall be fully severable and such illegality, invalidity, or unenforceability shall not affect the remaining provisions of this Agreement. Furthermore, in lieu of each illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible, legal, valid, and enforceable.

g. Acceptance. Each Manager and Member hereby acknowledges and confirms that he, she, or it has reviewed this Agreement, accepts all its provisions, and agrees to be bound by all the terms, conditions, and restrictions contained in this Agreement.

IN WITNESS WHEREOF, the Members and the Manager have executed or approved this Agreement effective October 20, 2023.

MANAGER:

Times Square, LLC,

By:
Brandon Jay Tobey, authorized representative

By:
Thomas Ditton, authorized representative

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